This page being
FINANCIAL INFORMATION (Cont. from Screen 33) filed for series 18.


EXPENSES (Negative answers are allowed For the period covered by this form on this screen for 72Z only)
($000's omitted)

72.Y) Expense reimbursements ----------------------------- $    	0

   Z) Net investment income ------------------------------ $      0

	  AA) Realized capital gains ------------------------$      0

	  BB) Realized capital losses -----------------------$      0

  CC) 1. Net unrealized appreciation during the period --- $      0

      2. Net unrealized depreciation during the period --- $   	0

  DD) 1. Total income dividends for which record date
         passed during the period ------------------------ $      0

2. Dividends for a second class of open-end
         company shares -----------------------------------$      0

  EE) Total capital gains distributions for which
      record date passed during the period --------------- $      0
73. Distributions per share for which record date passed during the period:
       NOTE: Show in fractions of a cent if so declared.
   A) 1. Dividends from net investment income
      2. Dividends for a second class of open-end company shares ------------$
   B) Distribution of capital gains ---------------$0.00
"  C) Other distributions --------------------------------- $0.0545, $0.0004
                              SCREEN NUMBER: 34

Because the electronic format for filing Form N-SAR does not provide
"adequate space for responding to Items 73C correctly, " the correct answers are as above.
The Prudential Series Fund - Jennison 20/20 Focus Portfolio